UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2009

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 29, 2009, Green Mountain Coffee Roasters, Inc. (the “Company”) exercised its increase option (the “Facility Increase”) under its Amended and Restated Revolving Credit Agreement (the “Credit Agreement”), dated as of December 3, 2007, by and among the Company, as borrower, the subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent and lender, the other lenders party thereto, Banc of America Securities, LLC, as sole lead arranger and sole book manager and the other agents named therein, as amended by Amendment No. 1 to the Credit Agreement, dated July 18, 2008.

The Facility Increase is in the form of a $50 million term loan, to be amortized at the rate of 10% annually, commencing on September 30, 2009. All borrowings under the Credit Agreement, including the outstanding balance under the term loan, are due on December 3, 2012. Borrowings under the term loan bear interest at LIBOR plus 350 basis points annually. The Credit Agreement contains events of default that include, among others, failure to make payments when due, violation of certain covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, and cross defaults to certain other agreements. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the Credit Agreement, including the term loan, and an increase to the applicable interest rate.

In addition, on June 29, 2009, the Company entered into the Amendment No. 2 (the “Amendment”) to the Credit Agreement. The Amendment removes the capital expenditures limitation covenant and adjusts the definition of the Fixed Charge Coverage Ratio to modify the capital expenditures captured in the definition to 50% of unfinanced capital expenditures. The Amendment is effective as of June 29, 2009.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: July 1, 2009